 SWIFT ENERGY COMPANY
N E W S

FOR IMMEDIATE RELEASE

COMPANY CONTACT
Paul Vincent
Manager of Investor Relations
(281) 874-2700, (800) 777-2412

SWIFT ENERGY ANNOUNCES:

FOURTH QUARTER 2009 EARNINGS OF $14.6 MILLION, OR $0.38 PER DILUTED SHARE;

FOURTH QUARTER 2009 ADJUSTED CASH FLOW OF $78.9 MILLION OR $2.10 PER DILUTED SHARE;

HOUSTON, February 18, 2010 – Swift Energy Company (NYSE: SFY) announced today earnings for the fourth quarter of 2009 of $14.6 million, or $0.38 per diluted share, which compares to a net loss incurred in the fourth quarter of 2008 (due to a non-cash ceiling test write down).

Adjusted cash flow (cash flow before working capital changes, a non-GAAP measure - see page 8 for reconciliation to the GAAP measure) for the fourth quarter of 2009 decreased to $78.9 million, or $2.10 per diluted share, compared to adjusted cash flow of $85.3 million, or $2.76 per diluted share, for the fourth quarter 2008.

Swift Energy produced 2.21 million barrels of oil equivalent (“MMBoe”) during the fourth quarter of 2009, which was essentially unchanged compared to third quarter 2009 production, and a 10% decrease compared to fourth quarter 2008 production of 2.47 MMBoe.  The Company’s daily rate of production at the end of the fourth quarter was 25,100 net barrels of oil equivalent per day (“BOE/d”).

For the full year 2009, Swift Energy reported a $39.1 million net loss, attributable to a $79.3 million non-cash ceiling test write down recorded in the first quarter of 2009. This compares favorably to the more significant net loss incurred in 2008 due to a fourth quarter 2008 non-cash ceiling test write down.  Full year 2009 adjusted cash flow of $225.2 million, or $6.70 per diluted share, decreased from the $559.9 million of adjusted cash flow, or $18.26 per diluted share, for the full year 2008.  For the full year 2009, production was 9.06 MMBoe, a 10% decrease when compared to 2008 full year production of 10.1 MMBoe.  As a result of lower commodity prices and production levels, total revenues for the full year 2009 decreased 55% to $370.4 million from the $820.8 million generated during 2008.

“During the fourth quarter of 2009, we increased our drilling activity, and during January of this year, we completed two new, high rate horizontal wells in the Olmos formation in South Texas,” commented Terry Swift, Chief Executive Officer of Swift Energy.  “Continuing the execution of our fourth quarter plans, we have now drilled two Swift Energy operated horizontal wells in the Eagle Ford shale formation in South Texas.  Both of these wells are scheduled for completion in March.  These programs are just getting underway and will exploit our large undeveloped acreage positions in

SWIFT/2

the Eagle Ford shale and the Olmos tight sand resource plays.  We anticipate that these positions could contribute significantly to production and reserves growth for several years to come.

“The global economic downturn of the past year brought great uncertainty to the entire oil and gas sector.  Swift Energy was able to quickly adjust to this difficult environment by keeping the cost levels of our operations under control and maintaining an operating discipline.  As energy prices improved and global credit markets opened up, we also took decisive action to strengthen our balance sheet and strategically improve the Company’s growth opportunities.  During 2009, we high graded our Eagle Ford and Olmos acreage positions and initiated horizontal drilling and completion activities to further appraise these positions.

“We ended 2009 with a daily production rate of 25,100 net barrels of oil equivalent per day.  We are forecasting moderate corporate production and reserves growth targets for 2010, and we expect our 2010 daily production exit rate to be approximately 10% higher than our 2009 exit rate.  We believe that with our South Texas and South Louisiana opportunities, we have positioned the Company for future reserves and production growth from our core areas along the Gulf Coast.”

Fourth Quarter Revenues and Expenses

Total revenues for the fourth quarter of 2009 decreased 21% to $114.9 million from $145.4 million of revenues in the fourth quarter of 2008.  This decrease is attributable to significantly lower revenue from commodity hedges.  Revenues for the fourth quarter of 2009 increased 19% when compared to third quarter 2009 revenues due to higher realized crude oil and natural gas prices.

Depreciation, depletion and amortization expense (“DD&A”) of $18.42 per barrel of oil equivalent (“Boe”) in the fourth quarter 2009 decreased from $24.45 per Boe of DD&A in the comparable period in 2008, primarily as a result of a lower depletable property base.  Lease operating expenses, before severance and ad valorem taxes, were $8.85 per Boe in the fourth quarter of 2009, a decrease of 12% compared to costs of $10.10 per Boe in the fourth quarter of 2008.  The decrease in lease operating expenses was predominantly due to the continuation of cost reduction initiatives, including lower costs for contract field labor and for workovers, along with decreased natural gas processing, plant operating expenses and other non-operated costs.  Severance and ad valorem taxes increased slightly during the fourth quarter 2009 to $4.98 per Boe from $4.57 per Boe in the comparable period due to higher commodity prices.

General and administrative expenses increased to $4.16 per Boe during the fourth quarter of 2009 from $3.39 per Boe in the same period in 2008 as a result of decreased production and an increase in employee benefit costs.  Fourth quarter 2009 interest expense increased to $3.63 per Boe compared to $2.93 per Boe for the same period in 2008 due to lower production rates and an overall increase in interest expense.

Fourth Quarter Production & Pricing

Swift Energy’s fourth quarter 2009 production was 2.21 MMBoe, a decrease of 10% when compared to 2008 fourth quarter production of 2.47 MMBoe.  Sequentially, production was unchanged from the 2.21 MMBoe produced in the third quarter of 2009.

The Company realized an aggregate average price of $51.75 per Boe during the quarter, an increase of 9% from the $47.28 per Boe average price received in the fourth quarter of 2008, and an improvement sequentially, as fourth quarter average prices were 17% higher than average prices realized in the third quarter of 2009.

In the fourth quarter of 2009, average crude oil prices increased 28% to $75.09 per barrel from $58.70 per barrel realized in the same period in 2008.  Average natural gas prices were $3.75 per thousand cubic feet (“Mcf”) during the fourth quarter 2009, a decrease of 34% from the $5.68 per Mcf average

SWIFT/3

price realized in the comparable period a year earlier.  Prices for natural gas liquids (“NGL”) averaged $40.45 per barrel in the fourth quarter, a 26% increase from fourth quarter 2008 NGL prices of $32.00 per barrel.

Fourth Quarter Drilling Activity

In the fourth quarter of 2009, Swift Energy drilled and completed twelve of thirteen wells for a 92% completion rate.  All of these wells are classified as development wells.  In the Company’s South Texas core area, eight wells were drilled and completed during the quarter in the AWP field in McMullen County.  In Swift Energy’s Southeast Louisiana core area, five wells were drilled in the Lake Washington field, of which four were completed.

Swift Energy currently has one operated and one non-operated rig drilling in its South Texas core area, and one rig drilling in its Southeast Louisiana core area.  The Company expects that this will represent a minimum level of activity throughout 2010.

Operations Update

In the Company’s South Texas core area, the R Bracken 36H and the AFP 1H horizontal wells (the last two wells in our initial five well Olmos horizontal drilling program) were drilled and completed in the Olmos formation in the southern portion of the AWP field during the fourth quarter.  The initial production rate for the R Bracken 36H was 11.5 million cubic feet of gas per day (“MMcf/d”) with flowing casing pressure of 5,300 psi on a 20/64” choke.  This well’s production rate after 30 days was 9.9 MMcf/d with flowing casing pressure of 3,800 psi.  The initial production rate of the AFP 1H well, was 6.4 MMcf/d and 280 Bbls/d of condensate, or 8.1 million cubic feet equivalent per day (“MMcfe/d”), with a flowing casing pressure of 3,500 psi on a 24/64” choke.  After thirty days, this well’s production rate was 5.3 MMcf/d and 172 Bbls/d of condensate, or 6.3 MMcfe/d, with a flowing casing pressure of 2,290 psi.  Both of these wells are expected to recover reserves of 4-5 Bcfe.  Based on these results, the next phase of our Olmos horizontal drilling program will resume this quarter.

In the northern portion of AWP, a shallow drilling program concluded during the fourth quarter as six wells were drilled.  Although three of these wells have yet to be completed and brought on to production, field wide oil production has increased by approximately 300 gross barrels per day since June.  The last well drilled in this program, the Henry #2, was drilled to a true vertical depth of 9,242 feet and encountered 17 feet of pay.  This was the fastest well from spud to total depth that the Company has ever drilled in this field.  The results of this program will be assessed and additional drilling opportunities will be developed in this area.

A program of applying additional fracture stimulations to existing well bores in the field was also continued during the fourth quarter.  The average production rate after this operation is performed has been 0.543 million cubic feet equivalent (“MMcfe”), which equates to a 10% higher rate than the average initial production rates of the same wells when they were first completed.  Beginning in September 2009, 29 of these procedures were performed, with an average cost below $250,000 per well.

Also in South Texas, the Company is now evaluating through the drill bit its sizable acreage position that is prospective for Eagle Ford shale development.  Two wells with a 100% working interest have now been drilled and are scheduled for completion operations.  The Company is participating, with a 50% working interest, in a well currently being drilled in McMullen County by our joint venture partner.

In its Southeast Louisiana core area, the Company drilled five wells, completing four and plugging one well during the quarter.  These four completed wells were drilled to measured depths ranging from 6,023 feet to 7,240 feet and had initial average production rates of approximately 350 gross

SWIFT/4

Boe/d each.  Freezing problems due to unusually colder temperatures and unplanned equipment repairs will have a slightly negative impact on first quarter 2010 production rates.

Also during the quarter at the Lake Washington field, a production optimization program involving gas lift enhancements, acid stimulations, and sliding sleeve shifts to change productive zones was continued to assist in mitigation of natural field declines.  During the fourth quarter, well work was completed on eleven wells, and two recompletions were performed.  Average initial production from these operations was approximately 250 gross Boe/d.

In the Bay de Chene field, the Company is making preparations to spud a well late in the first quarter or early in the second quarter of this year.  Initial drilling will focus on oil development opportunities at depths between 11,000 and 12,000 feet.  Swift Energy plans to keep at least one rig operating in the Southeast Louisiana area during 2010.

Reserve Estimates

Swift Energy’s year-end 2009 reserves consist of 112.9 MMboe (677.4 Bcfe), 3% less than 2008 year-end reserves of 116.4 MMboe (698.4 Bcfe).  Of these reserves, 50% were proved developed, compared to 53% of reserves being classified as proved developed at year-end 2008.  The decrease in year end reserve volumes is consistent with previously stated guidance of a 2% to 4% decrease attributable to reduced operating activity throughout 2009.

Under new reserves disclosure guidelines providing for year-end present values of reserves to be determined using the average of first-day-of-the-month prices during 2009, Swift Energy’s year-end 2009 proved reserves totaled approximately $1.3 billion of present value discounted at 10% per year (PV-10, a non-GAAP measure - see page 6 for reconciliation to the GAAP measure).  Pricing for reserves and PV-10 calculations utilized $59.76 per barrel for crude oil and $3.78 per thousand cubic feet (“Mcf”) for natural gas as a twelve month average price for 2009.  Using constant pricing at year-end as dictated under previous guidelines, the Company’s year-end 2009 PV-10 value of its proved reserves would have been approximately $2.0 billion.  This compares to an approximate $1.3 billion PV-10 value for the Company’s 2008 year-end proved reserves, also prepared under previous guidelines.

Swift Energy’s reserves are comprised 57% of crude oil and natural gas liquids and 43% of natural gas.  These percentages are relatively unchanged from 2008 year-end reserves quantities.

Price Risk Management

Swift Energy has purchased natural gas floors that will cover 800,000 MMbtu per month of its first quarter 2010 natural gas production at an average NYMEX strike price of $4.89 per MMBtu.  In addition, the Company has entered into a collar transaction that provides a floor price of $4.50 per MMBtu covering 200,000 MMBtu per month of first quarter 2010 natural gas production and a ceiling price of $6.80 per MMBtu for 100,000 MMBtu per month during the first quarter.  The Company has also purchased floors for its second quarter 2010 natural gas production at a $4.73 per MMBtu average NYMEX strike price covering 1,100,000 MMBtu per month.  On an ongoing basis, details of Swift Energy’s complete price risk management activities can be found on the Company’s website (www.swiftenergy.com).

2010 Company Guidance

Swift Energy currently plans to balance its 2010 capital expenditures with its 2010 cash flow and cash on its balance sheet.  Current spending plans are set at $300 million to $375 million in total capital expenditures in 2010, net of minor non-core dispositions and excluding any property acquisitions.   For 2010, Swift Energy is targeting production to increase 3% to 7% and proved reserves to increase 5% to 10% over respective 2009 levels.

SWIFT/5

Earnings Conference Call

Swift Energy will conduct a live conference call today, February 18, at 9:00 a.m. CST to discuss full year 2009 and fourth quarter 2009 financial results.  To participate in this conference call, dial 973-339-3086 five to ten minutes before the scheduled start time and indicate your intention to participate in the Swift Energy conference call. A digital replay of the call will also be available later on February 18 until February 24, by dialing 706-645-9291 and using Conference ID # 49633008. Additionally, the conference call replay will be available over the internet by accessing the Company’s website at www.swiftenergy.com and by clicking on the event hyperlink. This webcast will be available online and archived at the Company’s website for approximately two weeks after the call.

2010 Analyst/Investor Meeting

Swift Energy will host a meeting with financial analysts, portfolio managers and investors on February 25, 2010 in Houston, Texas. At this meeting, Swift Energy’s management will provide an annual briefing that will include an update on certain 2009 results and cover operational and financial plans and guidance for the full year 2010. An audio webcast accompanied with the slides of the presentation will be available on the Company’s website www.swiftenergy.com by clicking on the event hyperlink commencing on February 25, 2010.

The meeting begins at 8:00 a.m. CST on Thursday, February 25, and is being held at the Hilton Houston North on Greenspoint Drive in Houston, Texas. Anyone interested in attending this meeting should contact the Company’s Investor Relations Department at 1-800-777-2412.

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Louisiana and Texas and in the inland waters of Louisiana.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The opinions, forecasts, projections, guidance or other statements other than statements of historical fact, are forward-looking statements.  These statements are based upon assumptions that are subject to change and to risks, especially the uncertainty and costs of finding, replacing, developing and acquiring reserves,  availability and cost of capital, labor, services, supplies and facility capacity, hurricanes or tropical storms disrupting operations, and, volatility in oil or gas prices, uncertainty and costs of finding, replacing, developing or acquiring reserves, and disruption of operations  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Certain risks and uncertainties inherent in the Company’s business are set forth in the filings of the Company with the Securities and Exchange Commission.  Estimates of future financial or operating performance provided by the Company are based on existing market conditions and engineering and geologic information available at this time.  Actual financial and operating performance may be higher or lower.  Future performance is dependent upon oil and gas prices, exploratory and development drilling results, engineering and geologic information and changes in market conditions.

SWIFT/6

SWIFT ENERGY COMPANY
RECONCILIATION OF PV-10 VALUE TO STANDARDIZED
MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
DECEMBER 31, 2009
(UNAUDITED)
(IN MILLIONS)

DOMESTIC
PV-10 VALUE	$ 1,323
FUTURE INCOME TAXES (DISCOUNTED AT 10% PER YEAR)	(302)
STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET
CASH FLOWS RELATING TO OIL AND GAS RESERVES	$ 1,021

SWIFT ENERGY COMPANY
RESERVES INFORMATION
December 31, 2009

	Natural Gas (Bcf)	Oil, Cond. & NGL (MMBbls)
Proved Reserves as of Dec. 31, 2008	292.4	67.7
Revisions	(13.5)	(0.8)
Purchases of minerals	--	--
Sales of minerals	--	--
Extensions/Discoveries	32.9	3.1
Production	(21.2)	(5.5)
Proved Reserves as of Dec. 31, 2008	290.6	64.5

SWIFT/7

SWIFT ENERGY COMPANY
SUMMARY FINANCIAL INFORMATION(1)
(Unaudited)
(In Thousands Except Per Share and Price Amounts)

	Three Months Ended December 31,				Year Ended December 31,
	2009	2008	Percent Change		2009	2008	Percent Change
Revenues:
Oil & Gas Sales	$114,596	$116,589	(2	) %	$371,749	$793,859	(53	) %
Other	306	28,818	NM		(1,304)	26,956	NM
Total Revenue	$114,902	$145,407	(21	) %	$370,445	$820,815	(55	) %
Income (Loss)	$14,579	$(452,481)	103%		$(39,076)	$(257,130)	85%
Basic EPS	$0.38	$(14.66)	103%		$(1.16)	$(8.39)	86%
Diluted EPS	$0.38	$(14.66)	103%		$(1.16)	$(8.39)	86%
Net Cash Provided By Operating Activities	$80,000	$82,702	(3	) %	$226,176	$582,027	(61	) %
Net Cash Provided By Operating Activities, Per Diluted Share	$2.13	$2.68	(21	) %	$6.73	$18.98	(65	) %
Cash Flow Before Working Capital Changes(2) (non-GAAP measure)	$78,872	$85,302	(8	) %	$225,199	$559,907	(60	) %
Cash Flow Before Working Capital Changes, Per Diluted Share	$2.10	$2.76	(24	) %	$6.70	$18.26	(63	) %
Weighted Average Shares Outstanding (Basic)	37,445	30,859	(21	) %	33,594	30,661	(10	) %
Weighted Average Shares Outstanding (Diluted)(3)	37,616	30,859	(22	) %	33 ,594	30,661	(10	) %
EBITDA(1) (non-GAAP measure)	$71,089	$100,893	(30	) %	$214,372	$596,865	(64	) %
Production (MBoe)	2.21	2.47	(10	) %	9.06	10.05	(10	) %
Realized Price ($/Boe)	$51.75	$47.28	9%		$41.05	$79.00	(48	) %

(1)	The production, revenue, expense, cash flow and income information reported are the results of continuing operations of Swift Energy.
(2)
See reconciliation on page 8.  Management believes that the non-GAAP measures EBITDA and cash flow before working capital changes are useful information to investors because they are widely used by professional research analysts in the valuation, comparison, rating and investment recommendations of companies within the oil and gas exploration and production industry.  Many investors use the published research of these analysts in making their investment decisions.

(3)	These diluted share amounts were used in proforma income and cash flow per share metrics.

SWIFT/8

SWIFT ENERGY COMPANY
RECONCILIATION OF GAAP (a) TO NON-GAAP MEASURES
(Unaudited)
(In Thousands)

	Three Months Ended
	December 31, 2009	December 31, 2008
INCOME TO EBITDA RECONCILIATIONS:
Income/(Loss) from Continuing Operations	$14,579	$(452,481)	103%
Provision/(Benefit) for Income Taxes	6,910	(268,970)
Interest Expense, Net	8,047	7,223
Depreciation, Depletion & Amortization & ARO (b)	41,553	60,823
Write-Down of Oil and Gas Properties	---	754,298
EBITDA	$71,089	$100,893	(30)%

	Year Ended
	December 31, 2009	December 31, 2008
INCOME TO EBITDA RECONCILIATIONS:
(Loss) from Continuing Operations	$(39,076)	$(257,130)	85%
(Benefit) for Income Taxes	(25,541)	(155,628)
Interest Expense, Net	30,663	31,079
Depreciation, Depletion & Amortization & ARO (b)	169,014	224,246
Write-Down of Oil and Gas Properties	79,312	754,298
EBITDA	$214,372	$596,865	(64)%

	Three Months Ended
	December 31, 2009	December 31, 2008
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$80,000	$82,702	(3)%
Increases and Decreases In:
Accounts Receivable	208	(955)
Accounts Payable and Accrued Liabilities	(6,096)	2,301
Income Taxes Payable	(89)	(293)
Accrued Interest	4,849	1,547
Cash Flow Before Working Capital Changes – Continuing Operations	$78,872	$85,302	(8)%

	Year Ended
	December 31, 2009	December 31, 2008
CASH FLOW RECONCILIATIONS:
Net Cash Provided by Operating Activities – Continuing Operations	$226,176	$582,027	(61)%
Increases and Decreases In:
Accounts Receivable	(2,666)	(26,172)
Accounts Payable and Accrued Liabilities	(1,977)	3,915
Income Taxes Payable	204	(214)
Accrued Interest	3,462	351
Cash Flow Before Working Capital Changes – Continuing Operations	$225,199	$559,907	(60)%

	Three Months Ended
	December 31, 2009	December 31, 2008
INCOME FROM CONTINUING OPERATIONS RECONCILIATION:
Income (Loss) From Continuing Operations	$14,579	$(452,481)
Write-Down of Oil and Gas Properties	---	754,298
Income Tax Benefit From Write-Down (1)	---	(281,216)
Income From Continuing Operations Before Write-Down of Oil and Gas Properties	$14,579	$20,601

	Year Ended
	December 31, 2009	December 31, 2008
INCOME FROM CONTINUING OPERATIONS RECONCILIATION:
Income (Loss) From Continuing Operations	$(39,076)	$(257,130)
Write-Down of Oil and Gas Properties	79,312	754,298
Income Tax Benefit From Write-Down (2)(1)	(29,266)	(281,216)
Income From Continuing Operations Before Write-Down of Oil and Gas Properties	$10,970	$215,952

(a)	GAAP—Generally Accepted Accounting Principles
(b)	Includes accretion of asset retirement obligation

(1)	Income tax benefit from write-down was derived using fourth quarter 2008 effective tax-rate.
(2)	Income tax benefit from write-down was derived using 36.9% effective tax-rate.

Note: Items may not total due to rounding

SWIFT/9

SWIFT ENERGY COMPANY
SUMMARY BALANCE SHEET INFORMATION
(Unaudited)
(In Thousands)

	As of December 31, 2009	As of December 31, 2008
Assets:
Current Assets:
Cash and Cash Equivalents	$38,469	$283
Other Current Assets	69,567	77,239
Current Assets Held for Sale	564	564
Total Current Assets	108,600	78,086
Oil and Gas Properties	3,492,980	3,361,411
Other Fixed Assets	37,130	37,669
Less-Accumulated DD&A	(2,214,146)	(1,967,633)
	1,315,964	1,431,447
Other Assets	10,201	7,755
	$1,434,765	$1,517,288
Liabilities:
Current Liabilities	$103,604	$153,499
Long-Term Debt	471,397	580,700
Deferred Income Taxes	123,577	130,899
Asset Retirement Obligation	55,298	48,785
Other Long-term Liabilities	1,990	2,528
Stockholders’ Equity	678,899	600,877
	$1,434,765	$1,517,288

Note: Items may not total due to rounding

SWIFT/10

SWIFT ENERGY COMPANY
SUMMARY INCOME STATEMENT INFORMATION
(Unaudited)
(In Thousands Except Per Boe Amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2009	Per Boe	Dec. 31, 2009	Per Boe
Revenues:
Oil & Gas Sales	$114,596	$51.75	$371,749	$41.05
Other Revenue	306	0.14	(1,304)	(0.14)
	114,902	51.89	370,445	40.91
Costs and Expenses:
General and Administrative, net	9,216	4.16	34,046	3.76
Depreciation, Depletion & Amortization	40,798	18.42	166,108	18.34
Accretion of Asset Retirement Obligation (ARO)	755	0.34	2,906	0.32
Lease Operating Costs	19,601	8.85	76,740	8.47
Severance & Other Taxes	11,035	4.98	41,326	4.56
Interest Expense, Net	8,047	3.63	30,663	3.39
Debt Retirement Cost	3,961	1.79	3,961	0.44
Write-down of Oil and Gas Properties	---	---	79,312	8.76
Total Costs & Expenses	$93,413	$42.19	$435,062	$48.05
Income (Loss) from Continuing Operations Before Income Taxes	21,489	9.70	(64,617)	(7.14)
Provision (Benefit) for Income Taxes	6,910	3.12	(25,541)	(2.82)
Income (Loss) from Continuing Operations	$14,579	$6.58	$(39,076)	$(4.32)
Loss from Discontinued Operations, Net of Taxes	(39)	NM	(254)	NM
Net Income (Loss)	$14,540	NM	$(39,330)	NM

Additional Information:
Total Capital Expenditures (1)	$35,885		$131,030
Capitalized Geological & Geophysical	$6,354		$24,109
Capitalized Interest Expense	$1,499		$6,107
Deferred Income Tax	$8,550		$(13,377)

(1)	~$43 million in reductions to our oil & gas properties related to joint ventures entered into during 2009 have been accounted for.

Note: Items may not total due to rounding

SWIFT/11

SWIFT ENERGY COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)
(In Thousands)

	Twelve Months Ended
	December 31, 2009	December 31, 2008
Cash Flows From Operating Activities:
Net Loss	$(39,330)	$(260,490)
Plus Loss From Discontinued Operations, Net of Taxes	254	3,360
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities -
Depreciation, Depletion, and Amortization	166,108	222,288
Write-down of Oil and Gas Properties	79,312	754,298
Accretion of Asset Retirement Obligation (ARO)	2,906	1,958
Deferred Income Taxes	(13,377)	(164,498)
Stock Based Compensation Expense	9,232	11,631
Debt Retirement Cost – Cash and Non-Cash	3,961	---
Other	16,133	(8,640)
Change in Assets and Liabilities -
Decrease in Accounts Receivable	2,666	26,172
Increase/(Decrease) in Accounts Payable and Accrued Liabilities	1,977	(3,915)
Increase/(Decrease) in Income Taxes Payable	(204)	214
Decrease in Accrued Interest	(3,462)	(351)
Cash Provided by Operating Activities – Continuing Operations	226,176	582,027
Cash Provided by/(Used in) Operating Activities – Discontinued Operations	(396)	6,039
Net Cash Provided by Operating Activities	225,780	588,066

Cash Flows From Investing Activities:
Additions to Property and Equipment	(215,370)	(628,325)
Proceeds from the Sale of Property and Equipment	31,083	144
Acquisition of Properties	---	(46,472)
Cash Used in Investing Activities – Continuing Operations	(184,287)	(674,653)
Cash Provided by Investing Activities – Discontinued Operations	5,000	80,504
Net Cash Used in Investing Activities	(179,287)	(594,149)

Cash Flows From Financing Activities:
Proceeds From Long-Term Debt	221,375	---
Payments of Long-Term Debt	(150,000)	---
Net Payments of Bank Borrowings	(180,700)	(6,300)
Net Proceeds From Issuance of Common Stock	109,801	9,243
Excess Tax Benefits From Stock-Based Awards	---	1,422
Purchase of Treasury Shares	(884)	(3,622)
Payments of Debt Retirement Costs	(2,859)	---
Payments of Debt Issuance Costs	(5,040)	---
Cash Provided by (Used in) Financing Activities – Continuing Operations	(8,307)	743
Cash Provided by Financing Activities – Discontinued Operations	---	---
Net Cash Provided by (Used in) Financing Activities	(8,307)	743
Net Increase (Decrease) in Cash and Cash Equivalents	38,186	(5,340)
Cash and Cash Equivalents at the Beginning of the Period	283	5,623
Cash and Cash Equivalents at the End of the Period	$38,469	$283

SWIFT/12

SWIFT ENERGY COMPANY
OPERATIONAL INFORMATION(1)
QUARTERLY COMPARISON -- SEQUENTIAL & YEAR-OVER-YEAR
(Unaudited)

	Three Months Ended			Three Months Ended
	Dec. 31, 2009	Sept. 30, 2009	Percent Change	Dec. 31, 2008	Percent Change
Production :
Oil & Natural Gas Equivalent (MBoe)	2,214	2,219	(0)%	2,466	(10)%
Natural Gas (Bcf)	4.75	5.17	(8)%	4.84	(2)%
Crude Oil (MBbl)	1,133	1,078	5%	1,348	(16)%
NGL (MBbl)	289	279	3%	312	(7)%

Average Prices:
Combined Oil & Natural Gas ($/Boe)	$51.75	$44.14	17%	$47.28	9%
Natural Gas ($/Mcf)	$3.75	$2.84	32%	$5.68	(34)%
Crude Oil ($/Bbl)	$75.09	$68.15	10%	$58.70	28%
NGL ($/Bbl)	$40.45	$35.09	15%	$32.00	26%

SWIFT/13

SWIFT ENERGY COMPANY
FIRST QUARTER AND FULL YEAR 2010
GUIDANCE ESTIMATES

	Actual For Fourth Quarter 2009	Guidance For First Quarter 2010			Guidance For Full Year 2010

Production Volumes (MMBoe)	2.21	2.00	-	2.10	9.30	-	9.70

Production Mix:
Natural Gas (Bcf)	4.75	4.83	-	5.07	23.2	-	24.2
Crude Oil (MMBbl)	1.13	0.91	-	0.95	4.06	-	4.25
Natural Gas Liquids (MMBbl)	0.289	0.288	-	0.302	1.36	-	1.42
Product Pricing (Note 1):
Natural Gas (per Mcf)
NYMEX Differential (Note 2)	($0.41)	($0.25)	-	($0.75)	($0.25)	-	($0.75)
Crude Oil (per Bbl)
NYMEX differential (Note 3)	($1.04)	($0.50)	-	($2.00)	($0.75)	-	($2.25)
NGL (per Bbl)
Percent of NYMEX Crude	53%	50%	-	60%	50%	-	60%
Oil & Gas Production Costs:
Lease Operating Costs (per Boe)	$8.85	$9.70	-	$10.30	$8.60	-	$9.00
Severance & Ad Valorem Taxes (as % of Revenue dollars)	9.6%	11.0%	-	12.0%	11.0%	-	12.0%
Other Costs:
G&A per Boe	$4.16	$4.30	-	$4.70	$3.70	-	$4.00
Interest Expense per Boe	$3.63	$4.00	-	$4.25	$3.30	-	$3.60
DD&A per Boe	$18.42	$18.80	-	$19.05	$18.80	-	$19.05
Supplemental Information:
Capital Expenditures (Note 4)
Operations	$28,032	$67,500	-	$85,450	$270,00	-	$341,000
Capitalized G&G (Note 5)	$ 6,354	$ 6,000	-	$ 6,500	$24,000	-	$ 26,000
Capitalized Interest	$ 1,499	$ 1,500	-	$ 1,800	$6,000	-	$ 8,000
Total Capital Expenditures	$35,885	$75,000	-	$93,750	$300,000	-	$375,000

Basic Weighted Average Shares	37,445	37,500	-	37,700	37,600	-	37,900
Diluted Computation:
Weighted Average Shares	37,616	37,700	-	37,900	37,800	-	38,100

Effective Tax Rate (Note 6)	32.2%	36.0%	-	38.0%	36.0%	-	38.0%
Deferred Tax Percentage	98%	90%	-	100%	90%	-	100%

Note 1:	Swift Energy maintains all its current price risk management instruments (hedge positions) on its Hedge Activity page on the Swift Energy website (www.swiftenergy.com).
Note 2:	Average of monthly closing Henry Hub NYMEX futures price for the respective contract months, included in the period, which best benchmarks the 30-day price received for domestic natural gas sales.
Note 3:	Average of daily WTI NYMEX futures price during the calendar period reflected which best benchmarks the daily price received for the majority of crude oil sales.
Note 4:	There were no material acquisitions or dispositions in 2009. ~$43 million in reductions to our oil & gas properties related to joint ventures entered into during 2009 have been accounted for.
Note 5:	Does not include capitalized acquisition costs, incorporated in acquisitions when occurred.
Note 6:	Effective Tax rate guidance is based off of NYMEX strip pricing

16825 Northchase Drive, Suite 400, Houston TX 77060
www.swiftenergy.com